Filed Pursuant to Rule 433
Registration No. 333-152196
Pricing Term Sheet
July 9, 2008
H. J. Heinz Company
Pricing Term Sheet
5.35% Notes due 2013

Issuer:	H. J. Heinz Company
Principal Amount:	$500,000,000
Security Type:	Senior Note
Maturity:	July 15, 2013
Coupon:	5.35%
Price:	99.965% of face amount
Yield to maturity:	5.358%
Spread to Benchmark Treasury:	+225bps
Benchmark Treasury:	3 3/8 due June 2013
Benchmark Treasury Spot and Yield:	101-7 and 3.108%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2009
Make-Whole Call:	Treasury Rate plus 35 basis points
Trade Date:	July 9, 2008
Settlement Date:	July 15, 2008 (T+4)
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Ratings:	Baa2(Moody’s) / BBB(S&P) / BBB(Fitch)
CUSIP:	423074AJ2
ISIN:	US423074AJ20
Joint Bookrunners:	J.P. Morgan Securities Inc., Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Suntrust Robinson Humphrey, Inc.
ANZ Securities, Inc.
BNY Capital Markets
Banca IMI S.P.A.
Mitsubishi UFJ Securities International plc
PNC Capital Markets LLC
Rabo Securities USA, Inc.
Greenwich Capital Markets, Inc
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. Incorporated
NatCity Investments, Inc.
National Australia Bank Limited
SG America Securities, LLC
UBS Securities LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533 or Banc of America Securities LLC at 1-800-294-1322.
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